EXHIBIT 10.8D

FOURTH AMENDMENT TO OFFICE LEASE

(Hayden Ferry Lakeside Phase II)

THIS FOURTH AMENDMENT TO OFFICE LEASE (the “Fourth Amendment”), dated for reference purposes as of November 6, 2013, is entered into by and between PKY FUND II PHOENIX II, LLC, a Delaware limited liability company (“Lessor”), and LIFELOCK, INC., a Delaware corporation (“Lessee”).

R E C I T A L S

WHEREAS, Lessor, as successor-in-interest to Hayden Ferry Lakeside, LLC, and Lessee are parties to that certain Office Lease dated May 18, 2007 (the “Original Lease”) that certain First Amendment to Office Lease dated March 7, 2008 (the “First Amendment”), that certain Second Amendment to Office Lease dated May 15, 2013 (the “Second Amendment”), and that certain Third Amendment to lease dated September 9, 2013 (the “Third Amendment”, which together with the Original Lease, the First Amendment, and the Second Amendment shall be hereinafter referred to collectively as the “Lease”); and

WHEREAS, pursuant to the Original Lease, Lessor leased to Lessee, and Lessee leased from Lessor, approximately 51,204 square feet of Rentable Area designated as Suite 300, consisting of the entire third floor, and Suite 400, consisting of the entire fourth floor (the “Original Premises”), of that certain office building more commonly known as Hayden Ferry Lakeside—Phase II, 60 East Rio Salado Parkway, Tempe, Arizona 85281 (the “Ferry II Building”); and

WHEREAS, pursuant to the Second Amendment, Lessor leased to Lessee, and Lessee leased from Lessor, the following Expansion Premises: (i) the First Installment Space; (ii) the Second Installment Space; and (iii) the Second Expansion Premises; and

WHEREAS, the First Installment Space was delivered to Lessee on June 27, 2013; and

WHEREAS, the Second Installment Space was delivered on September 23, 2013; and

WHEREAS, the Second Expansion Premises was delivered on November 1, 2013; and

WHEREAS, Lessor and Lessee desire to enter into this Fourth Amendment to, among other things, confirm the satisfaction of Lessor’s delivery obligations under the Second Amendment and the Third Amendment.

A G R E E M E N T S

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, Lessor and Lessee agree as follows:

1. Incorporation of Recitals; Defined Terms. The Recitals set forth above are deemed to be true and accurate in all respects and are hereby incorporated into this Fourth Amendment by this reference. Capitalized terms used in this Fourth Amendment shall have the same meanings as ascribed to them in the Lease unless otherwise expressly defined in this Fourth Amendment. In the event of any conflict between the terms of the Lease and the terms of this Fourth Amendment, the terms of this Fourth Amendment shall govern and control.

2. Effective Date. This Fourth Amendment shall be effective on that date when Lessor has delivered to Lessee a fully executed copy of this Fourth Amendment.

3. Second Installment Space. Lessee and Lessor agree and acknowledge that the Second Installment Space was delivered to Lessee in the condition required under the Second Amendment and in accordance with the terms and conditions of the Second Amendment and the Third Amendment, and Lessee accepted same, on September 23, 2013 and, as such, the Commencement Date (as defined in Section 5 of the Second Amendment) for the Second Installment Space is September 23, 2013. In accordance with Section 5 of the Second Amendment, the Rent Commencement Date for the Second Installment Space shall be January 21, 2014. Provided that Lessee is otherwise in default under the Lease beyond any applicable notice and cure period, the abatement of the Base Rental for the Second Installment Space in the amount of $581,343.00 (exclusive of applicable sales and transaction privilege taxes due thereon) shall be applied towards the payment of the Base Rental for the Second Installment Space due and payable for the period of February 1, 2014 through and January 31, 2015 in accordance with Section 8(b)(iii) of the Second Amendment. Lessee shall be responsible for the prorated Base Rent due for January 2014 in the amount of $17,190.25 (exclusive of applicable sales and transaction privilege taxes due thereon).

4. Second Expansion Premises. The “Second Expansion Premises” consists of approximately 10,656 square feet of contiguous Rentable Area located on the fifth (5th ) floor of the Ferry II Building, which is now known as Suite 510 and Suite 511 in the Ferry II Building, as further depicted on Exhibit “B” to the Third Amendment. Lessee and Lessor agree and acknowledge that the Second Expansion Premises was delivered to Lessee in the condition required under the Second Amendment and in accordance with the terms and conditions of the Second Amendment and the Third Amendment, and Lessee accepted same, on November 1, 2013 and, as such, the Commencement Date (as defined in Section 5 of the Second Amendment) for the Second Expansion Premises is November 1, 2013. In accordance with Section 5 of the Second Amendment, the Rent Commencement Date for the Second Installment Space shall be March 1, 2014. Provided that Lessee is otherwise in default under the Lease beyond any applicable notice and cure period, the abatement of the Base Rental for the Second Expansion Premises in the amount of $202,464.00 (exclusive of applicable sales and transaction privilege taxes due thereon) shall be applied towards the payment of the Base Rental for the Second Expansion Premises due and payable for the period of March 1, 2014 through October 31, 2014 in accordance with Section 8(b)(iii) of the Second Amendment.

5. Tenant Improvement Allowance.

(a) Calculation of Improvement Allowances. Section 19 of the Second Amendment is hereby further amended to reflect that the Tenant Improvement Allowance shall be calculated as follows:

Installment Space	Improvement Period	Square Foot of Rentable Area	Tenant Improvement Allowance
First Installment Space	May 21, 2013 – May 31, 2014	2,512	$ (at $	87,920.00 35.00 PSF)
Second Installment Space	May 21, 2013 – May 31, 2014	20,398	$ (at $	713,930.00 35.00 PSF)
Second Expansion Premises	November 1, 2013 – October 31, 2014	10,656		$334,887.33

*	Initial Tenant Improvement Allowance for Second Expansion Premises calculated at $372,960.00 (based on $35.00 PSF), but has been reduced to reflect the subtraction of the Relocation Costs. See, Section 5(b), below.

(b) Relocation Costs. Pursuant to Section 19 of the Second Amendment, the Tenant Improvement Allowance is to be reduced on a dollar-per-dollar basis in the amount of the actual costs, fees, and expenses incurred by Lessor to enter into lease terminations and to relocate the tenants who previously occupied the Second Expansion Premises and were required to be relocated. The Relocation Costs (as such term is defined in Section 19 of the Second Amendment) collectively total $38,072.67.

(c) Rent Credit. Notwithstanding anything set forth in the Third Amendment to the contrary, the additional concession granted to Lessee pursuant to Section 19 of the Third Amendment in the amount of $3.14 per square foot of Rentable Area of the Installment Spaces, which concession the parties acknowledge totals $266,177.80, shall be automatically applied by Lessor as a credit towards Lessee’s monthly installment payments of Base Rent rather than disburse to the Lessee in the form of a Tenant Improvement Allowance.

6. Parking Spaces. As of the date hereof, Lessee is entitled to use the following parking spaces (and Article XVIII of the Basic Lease Information of the Lease is further amended hereby):

Type of Parking	Number of Spaces	Monthly Parking Rental Fee (exclusive of applicable sales and transaction privilege taxes due thereon)*
Executive	36	$ (at $	2,880.00 80.00 per space)
Reserved – covered	83	$ (at $	4,980.00 60.00 per space)
Unreserved – covered	187	$ (at $	7,480.00 40.00 per space)
Rooftop – uncovered	111		$0.00

*	Subject to abatement in accordance with Section 17 of the Second Amendment.

7. Existing Claims. Lessee agrees and acknowledges that to the actual knowledge of Lessee there are no existing claims or causes of action against Lessor arising out of the Lease, either currently or which would exist with the giving of notice or with the passage of time, nor are there any existing defenses which Lessee has against the enforcement of the Lease by Lessor.

8. Incorporation of Prior Agreements. This Fourth Amendment contains the entire understanding of the parties hereto with respect to the subject matter hereof, and no prior or other written or oral agreement or undertaking pertaining to any such matter shall be effective for any purpose.

9. Modification of Amendment. This Fourth Amendment may not be amended or modified, nor may any right or obligation hereunder be waived orally, and no such amendment or modification shall be effective for any purpose unless it is in writing and signed by the party against whom enforcement thereof is sought.

10. Interpretation. This Fourth Amendment shall be construed reasonably to carry out its intent without presumption against or in favor of either party. The parties acknowledge that both parties have caused this Fourth Amendment to be reviewed by legal counsel of their choice. No negotiations concerning or modifications made to prior drafts of this Fourth Amendment shall be construed in any manner to limit, reduce or impair the rights, remedies or obligations of the parties under this Fourth Amendment or to restrict or expand the meaning of any provisions of this Fourth Amendment. If any provision hereof shall be declared invalid by any court or in any administrative proceedings, then the provisions of this Fourth Amendment shall be construed in such manner so as to preserve the validity hereof and the substance of the transactions herein contemplated to the extent possible. The Section headings are provided for purposes of convenience of reference only and are not intended to limit, define the scope of or aid in interpretation of any of the provisions hereof.

11. Full Force and Effect; Counterparts. The Lease shall remain in full force and effect in accordance with its original terms and provisions, except as expressly modified by the terms of this Fourth Amendment. This Fourth Amendment shall be governed by Arizona law and shall be binding on the parties hereto and their respective successors and assigns. This Fourth Amendment may be executed by the parties hereto in one or more counterparts. All counterparts shall be valid and binding on the party or parties executing them and all counterparts shall constitute one and the same document for all purposes. Each signatory to this Fourth Amendment represents and warrants to the other party that this Fourth Amendment has been duly authorized, executed and delivered by or on behalf of the party for which it is signing.

IN WITNESS WHEREOF, the parties have executed this Fourth Amendment to Office Lease to be effective as of the date set forth above.

LESSOR:	LESSEE:

PKY FUND II PHOENIX II, LLC,	LIFE LOCK, INC.,
a Delaware limited liability company	a Delaware corporation

By:
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